Exhibit 10.17

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (this “Agreement”) is entered into between MarkForged Inc., a Delaware corporation (the “Company”), and Assaf Zipori (on behalf of himself and his heirs, executors, administrators, successors, and assigns, the “Executive”). The Effective Date of this Agreement is defined in Section 3 below.

This Agreement was provided to Executive on October 21, 2025.

Recitals

A.
The Company employed Executive as the Company’s Chief Financial Officer (“CFO”) pursuant to that certain Executive Employment Agreement dated as of April 24, 2025 between Nano Dimension Ltd. and Nano Dimension USA Inc. and Executive, and the subsequent transfer of the Employment Agreement from Nano Dimension USA Inc. to the Company by agreement dated May 8, 2025 (as so transferred, the “Employment Agreement”).
B.
Under the Employment Agreement, Executive served as Global CFO of the Company and its affiliates (the “Company Group”) including, without limitation, Nano Dimension Ltd., an Israeli company.

C.
Due to Executive’s voluntary resignation, Executive’s employment has terminated as of the Separation Date (as defined in Section 1 below). In consideration for and conditioned upon Executive’s execution, delivery, non-revocation and performance of this Agreement, including the general release of claims set forth in Section 3 of this Agreement, the Company is offering Executive the settlement consideration set forth in Section 2 below.
D.
Executive desires to execute this Agreement, and be bound by the terms hereof, in exchange for Executive’s receipt of the settlement consideration set forth herein.

NOW, THEREFORE, for the consideration set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed, the Company and Executive agree as follows:

1.
Last Day of Employment; Final Wages. The Employment Agreement and Executive’s employment with the Company terminated as of November 1, 2025 (the “Separation Date”). Executive and Company acknowledge that any employment or contractual relationship between them (or between Executive and any Company Releasee, as defined below) terminated on the Separation Date, and that the parties have no other employment or contractual relationship with or obligations to the other except as may arise out of or may be specifically incorporated into this Agreement. Executive will receive, on the next payroll date following the Separation Date, Executive’s wages through the Separation Date, at Executive’s final base rate of pay.

2.
Settlement Consideration. In consideration for the Executive’s release of claims set forth in this Agreement, the Company agrees to accelerate, the vesting of 50,000 Restricted Share Units, granted to Executive on April 8, 2025, under the Nano Dimension Ltd. Employee Stock Option Plan (2015) U.S.

Allocation Agreement dated April 17, 2025 (the “Settlement Consideration”), so that following the acceleration, said RSUs will vest as follows:

Exhibit 10.13

11,000 RSUs will vest on December 1, 2025; and

11,000 RSUs will vest on January 1, 2026; and

11,000 RSUs will vest on February 1, 2026; and

17,000 RSUs will vest on April 1, 2026.

3.
Review Period; Rescission Period; Effective Date. Executive has been given at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. To accept this Agreement, Executive must sign this Agreement on or after the Separation Date and then return it to the individual signing this Agreement on behalf of the Company as indicated below. After signing this Agreement, Executive has seven (7) days to revoke this Agreement (the “Revocation Period”) in writing to Itay Mandel, which must be received no later than 6:00 p.m. EST on the seventh day following the date Executive signs this Agreement. The effective date of this Agreement is the eighth day following Executive’s signature of this Agreement (the “Effective Date”), provided Executive does not revoke this Agreement during the Revocation Period.

4.
No Settlement Consideration Absent Execution of this Agreement. Executive understands and agrees that if Executive chooses not to execute and return this Agreement, or if Executive revokes Executive’s signature within the Revocation Period, the Company will not provide to Executive the Settlement Consideration specified in Section 2 above. Furthermore, in the event Executive materially breaches this Agreement or the surviving provisions of the Employment Agreement, Executive shall forfeit any Settlement Consideration owed to Executive under this Agreement.

5.
General Release of All Claims.

(a)
Executive Release. Executive knowingly and voluntarily releases and forever waives and discharges the Company, and each member of the Company Group, their respective predecessors, insurers, successors and assigns, and their respective current and former officers, directors, employees, attorneys, and agents, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Company Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against the Company Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of (in the case of a law or regulation, as amended to date): The Age Discrimination in Employment Act, the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act; the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation and severance allowances or entitlements, all claims for future equity grants other than the Settlement Consideration, wrongful discharge, all claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, invasion of privacy,

Exhibit 10.13

nonphysical injury, personal injury or sickness or any other harm, negligence, breach of contract, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements; or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Company Releasee is a party.

(b)
The Company knowingly and voluntarily releases and forever waives and discharges the Executive and the Executive’s heirs and assigns (collectively, the “Executive Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Company has or may have against the Executive Releasees as of the date of execution of this Agreement, any federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; claims for promissory estoppel or detrimental reliance, all claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, negligence, breach of contract, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements; or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6.
Acknowledgments and Affirmations.

Executive affirms that (i) Executive is the lawful owner of all claims released through this Agreement; (ii) Executive has the beneficial interest in the payments received under this Agreement; (iii) Executive has not filed, caused to be filed, or presently is a party to any claim against the Company; and

(iv) Executive has not assigned, and will not assign, any interest in any claim.

Other than the payments set forth in Section 1 and Section 2 above, Executive also affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled as of the Effective Date. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Executive further affirms that Executive has no known workplace injuries or occupational diseases.

Executive also affirms that Executive has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and the Employment Agreement.

Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. The Company and Executive each acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

Exhibit 10.13

7.
Acknowledgement of Waiver of Claims. Executive acknowledges that the waiver and release of claims set forth in this Agreement is knowing and voluntary. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that Executive should consult with Executive’s attorney prior to executing this Agreement.
8.
Confidentiality and Return of Property. Executive will return to Company any and all documents in Executive’s possession or control, which Executive prepared or received during the course of Executive’s employment with Company, including without limitation, any credit cards, I.D. or key cards, keys, drives, computer disks or other storage devices, tangible or electronically stored information, trade secrets, photographs, videos, files, and data. Notwithstanding the above, it is hereby agreed that Executive may keep the Company computer and printer currently in his possession, provided that all Company information currently stored on the computer will be permanently deleted.

Executive will continue to maintain the confidentiality of the Company’s proprietary and confidential information. Executive affirms that Executive has returned all of the Company’s property, documents, and/or any confidential information in Executive’s possession or control, and has deleted all confidential information of the Company from Executive’s personal devices, computers and telephones. Executive also affirms that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

9.
Restrictive Covenants. The restrictive covenants set forth in Exhibit B to the Employment Agreement, which are incorporated by reference into this Agreement, shall apply through April 1, 2026, apart from the non-competition covenant, which will apply through February 1, 2026. Executive acknowledges that the Settlement Consideration is mutually agreed and meets the requirements of the Massachusetts Noncompetition Agreement Law, M.G.L. c. 149, §24L.

10.
Non-Disparagement Covenant. Notwithstanding the foregoing, Section 6 (Non-Disparagement) of Exhibit B to the Employment Agreement will survive termination of the Employment Agreement and is expressly incorporated by reference into this Agreement.
11.
Protected Rights. Executive is advised to consult with an attorney of Executive’s choice at Executive’s expense prior to signing this Agreement. The only claims that Executive is not waiving and releasing under this Agreement are claims Executive may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits under applicable state law; (2) continuation of existing participation in Company-sponsored group health benefit plans, under COBRA and/or under an applicable state law counterpart(s); (3) any employee benefits entitlements that have vested as of the Separation Date; (4) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (5) any rights Executive may have to indemnification. In addition, nothing in this Agreement (x) limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the OWBPA (Older Workers Benefit Protection Act),

(y) prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) limits

Executive from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other Executives, although by signing this Agreement Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, provided

Exhibit 10.13

however nothing shall limit any right Executive may have to receive a monetary award from a government agency, including the SEC for information provided to the government agency or participating in any government agency action.

Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

12.
Indemnification; Directors’ and Officers’ Insurance. Executive does not release, discharge or waive any rights to indemnification that Executive may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or other members of the Company Group or any agreement with Executive, or any rights to insurance coverage under any Company Group directors’ and officers’ liability insurance or fiduciary insurance policy.

13.
Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement (including any provision of any other agreement which is incorporated into this Agreement) be declared illegal or unenforceable by any tribunal of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14.
Dispute Resolution. Any claim, controversy, or dispute arising out of or in any way relating to this Agreement or the purported breach thereof shall first be submitted to mediation. If mediation is unsuccessful, the dispute shall be resolved through binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association before a single arbitrator. The prevailing party will be entitled to an award of its reasonable attorneys’ fees, costs, and expenses. The Company or the executive shall be entitled to injunctive relief from a court of competent jurisdiction to prevent breaches of this Agreement, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of the Executive’s obligations under this Agreement, including, without limitation, the release of claims in Section 5.

15.
No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration under this Agreement shall be deemed or construed at any time for any purpose as an admission by any Releasee of wrongdoing or evidence of any liability or unlawful conduct of any kind.

16.
Cooperation. Executive agrees to reasonably cooperate with the Company Group with respect to the transition and reassignment of Executive’s job duties and to provide the Company Group with any necessary information that will assist it in this regard. Executive agrees to reasonably cooperate with the

Exhibit 10.13

Company Group regarding any matter arising from Executive’s employment and agrees to make himself available to the Company Group to provide consultation with respect to any CFO and other executive related matters and/or any matters not currently pending but subsequently arising from facts and circumstances of which Executive has knowledge at a scope to be mutually agreed upon between the parties. Executive’s agreement to cooperate with the Company Group does not restrict or impede Executive’s ability to provide truthful testimony in connection with a government, regulatory or other legal proceeding, or prohibit Executive from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. The term “cooperation” means only that Executive will provide information within Executive’s knowledge and possession upon the Company Group’s request.

17.
Amendment; Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except any indemnification, arbitration, non-compete, non-solicitation, non-disclosure and/or confidentiality agreements, which agreements remain in full force and effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

18.
Electronic Signature. This Agreement may be signed electronically and in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photocopies, electronic scans (PDF format), and pictures (format saved as .jpg, .png, or .tif) of the signed Agreement may be used in lieu of hard copy originals for any permitted purpose.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION AND THE OPPORTUNITY TO CONSULT AN ATTORNEY, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY RELEASEES.

Exhibit 10.13

The parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

ASSAF ZIPORI

MARKFORGED INC.

/s/ Assaf Zipori	By: /s/ David Stehlin
Signature	David Stehlin
Date:10/23/2025	Title: Chief Executive Officer
Date: 10/22/2025